Exhibit 10.13
POSTROCK ENERGY CORPORATION
2010 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

Date of Grant:	[ ], 20

Number of Shares Subject to Option:	[ ]

Option Price:	[$ ]

Expiration Date:	[ ], 20
          This Option Award Agreement (the “Agreement”) dated [                    ], 20     , is made by and between PostRock Energy Corporation, a Delaware corporation (the “Company”), and [                    ] (“Participant”).
RECITALS:
          A. The Company established the 2010 Long-Term Incentive Plan (the “Plan”) under which the Company may grant eligible employees of the Company and its Subsidiaries and non-employee directors of the Company certain equity-based awards.
          B. Participant is an eligible employee of the Company or one of its Subsidiaries or a non-employee director of the Company and the Committee has elected to grant to Participant an Option under the Plan pursuant to and in accordance with this Agreement.
AGREEMENT:
          In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Recipient to the Company, the Company and Recipient agree as follows:
          Section 1. Incorporation of Plan.
          All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Plan Committee therein provided. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.
          Section 2. Grant of Option; Expiration.
          Subject to the conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to Participant an Option with respect to the number of Shares identified above opposite the heading “Number of Shares Subject to Option” (the “Option”) at the exercise price (the “Option Price”) provided above. The Option is a nonqualified stock option and will continue in effect until the date that is 6 years from the Date of Grant (the “Expiration

Date”), subject to earlier termination in accordance with this Agreement or the Plan. If not exercised prior to the Expiration Date, the Option will be forfeited.
          Section 3. Vesting; No Assignment of Rights.
          Subject to any exceptions listed in this Agreement or in the Plan, the Option shall become exercisable on the respective vesting date (the “Vesting Date”) with respect to the number of Shares and in accordance with the schedule set forth below, provided Participant is an employee of the Company or one of its Subsidiaries or a non-employee director of the Company from the Grant Date through the applicable Vesting Date:

Vesting Date	Number of Shares
Immediate	[ ] shares
          During Participant’s lifetime, the Option may be exercised only by Participant. Subject to any exceptions set forth in this Agreement or in the Plan, the Option or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Option or the rights relating thereto shall be null and void.
          Section 4. Forfeiture Prior to Vesting; Period of Exercisability.
          If Participant has a Termination of Affiliation with the Company or any of its Subsidiaries for any reason (including due to Disability or death) before one or more of the Vesting Date for the Option, Participant will thereupon immediately forfeit all unvested portions of the Option. Section 5.4(b) of the Plan shall not apply; any unvested portion of the Option under this Agreement will immediately be forfeited upon Participant’s Termination of Affiliation due to Disability or death. Upon such forfeiture, Participant shall have no further rights under this Agreement (except with respect to any periods of exercisability for any vested portions of the Option as set out under this Agreement). For purposes of this Agreement, transfer of employment between the Company and any of its Subsidiaries does not constitute a Termination of Affiliation.
          Upon Termination of Affiliation other than due to Disability or death, Participant will be entitled to exercise any vested portion of the Option at any time prior to the Expiration Date or the expiration of 90 days after the date of the Termination of Affiliation, whichever is the shorter period. Upon Termination of Affiliation due to Disability or death, Participant, or in the event of Participant’s death, Participant’s beneficiary, will be entitled to exercise any vested portion of the Option at any time prior to the Expiration Date or the expiration of one year after the date of the Termination of Affiliation, whichever is the shorter period.
          Section 5. Exercise of Option.
          The exercise of the Option must be accompanied by full payment of the Option Price for the Shares being acquired by: (i) cash, (ii) a check acceptable to the Company, (iii) the delivery of a number of already-owned Shares having a Fair Market Value equal to such

Exercise Price, (iv) a “cashless broker exercise” of the Option through any procedures established or approved by the Plan Committee with respect thereto, or (v) any combination of the foregoing approved by the Plan Committee. No Shares will be issued until the Option Price has been paid.
          Section 6. Dividends and Voting Rights.
          Unless and until Shares have been delivered pursuant to this Agreement, Participant (a) is not entitled to receive any dividends or dividend equivalents, whether paid in cash or stock, or any other distributions declared on or with respect to actual Shares and (b) does not have nor may Participant exercise any voting rights with respect to any of the Shares.
          Section 7. Designation of Beneficiary.
          Participant may designate a person or persons to exercise and receive, in the event of Participant’s death, any Shares resulting from the vesting or exercise of the Option or other property then or thereafter distributable relating to such Shares. Such designation may be made either in the space indicated at the end of this Agreement or in a written instrument delivered to the Company or its delegate and may be revoked only by a written instrument similarly delivered. If Participant fails effectively to designate a beneficiary, the legal representative of the estate of Participant will be deemed to be the beneficiary of Participant with respect to any such Shares or other property and will have the rights to exercise the Option as described herein.
          Section 8. Tax Withholding.
          To the extent that grant, vesting or exercise of the Option granted hereunder may obligate the Company to pay withholding taxes on behalf of Participant, the Company shall have the power to withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any such federal, state, local or foreign withholding tax requirements.
          Section 9. No Right to Continued Employment.
          If the Participant is an employee of the Company or one of its Subsidiaries, nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Participant’s employment at any time, nor confer upon Participant the right to continue in the employ of the Company or one of its Subsidiaries.
          Section 10. Entire Agreement; Amendment.
          This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. All prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is an amendment of this Agreement.

          Section 11. Governing Law.
          This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.
          Section 12. Section 409A.
          The Option granted hereunder and the distribution of the Shares upon exercise of the Option are exempt from the requirements of Section 409A of the Code as a stock option, and this Agreement shall be interpreted and administered in a manner consistent with that intent.
          This Agreement has been executed and delivered by the parties hereto effective the day and year first above written.

POSTROCK ENERGY CORPORATION

By:
David C. Lawler
President and Chief Executive Officer

PARTICIPANT

[ ]
Designation of Beneficiary
(Relationship to Recipient)
(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

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